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                                                                   EXHIBIT 10.45

                     SEVERANCE AND MUTUAL RELEASE AGREEMENT

     THIS SEVERANCE AGREEMENT (the "Agreement") is entered into the 2nd day of August 2002, by and among Mark E. Munro (the "Executive"), and
BiznessOnline.com, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Executive founded the Company in 1998 and has since served as the Chairman and Chief Executive Officer of the Company pursuant to that certain Employment Agreement between the Company and the Executive dated January 1, 1999 (as amended) (the "Employment Agreement");

     WHEREAS, since 1998, the Company has completed over fifteen acquisitions and in March, 2000, the Company borrowed $15 million (as amended, the "Loan Facility") from MCG Finance Corporation, (together with its affiliates, successors and assigns, collectively referred to herein as "MCG") to facilitate the acquisition of Telecon Communications Corp. and Telesupport, Inc.;

     WHEREAS, MCG and the Company subsequently increased the amount of the Loan Facility and modified certain payment and performance covenants to reflect changes in the Company's markets and business prospects;

     WHEREAS, on December 31, 2001, MCG reduced the amount of the Loan Facility and simultaneously purchased 50,000 shares of the Company's senior preferred stock, $.01 par value per share;

     WHEREAS, the Company desires to hire a new Chief Executive Officer and the Executive desires to resign from employment from the Company to pursue other full-time business interests pursuant to the terms and conditions set forth herein; and

     WHEREAS, as a condition to this agreement, MCG has consented to the management transition and the other terms and conditions set forth herein and simultaneously granted certain covenant waivers in connection with the Loan Facility.

                                    AGREEMENT

     NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

                                    ARTICLE I
                      TERMINATION OF EMPLOYMENT AND RELEASE

     1.1 TERMINATION; RESIGNATION. The Executive's employment as the Chief Executive Officer of the Company shall terminate on the date hereof. The Executive hereby resigns from all offices held at the Company and all offices and directorships held at the

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Company's subsidiaries. The Executive may continue to be a director of the
Company until 12/31/02 at which time he shall resign such directorship.

     1.2 RELEASE. In consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby releases and forever discharges any and all claims, rights, causes of action, suits, matters and issues, known or unknown, liquidated or unliquidated, contingent or absolute, state or federal, in law or equity, that have been, could have been, or in the future could be asserted, by the other and its successors, parents, subsidiaries, shareholders, members, affiliates, assigns, heirs, executors, administrators, agents, insurers, directors, officers, employees, representatives, associates, attorneys, and any person acting on their behalf either directly, indirectly, derivatively, or in any other capacity, against the other, including without limitation the Company's severance obligations under Section 3.8 of the Employment Agreement; provided however that the foregoing (i) shall not relieve the Executive of any liability or responsibility to the Company as a result of the Executive's willful misconduct, gross negligence or fraud (ii) shall not relieve the Company from its obligations to pay any and all salary and other benefits through the date hereof; (iii) shall not relieve either party of its respective obligations arising under this Agreement and (iv) shall not release the Executive from his obligations under the confidentiality (Section 6) and non-competition provisions (Section 7) and Non-solicitation (Section 8) of the Employment Agreement to the extent such provisions survive the termination thereof, and in connection therewith, the parties acknowledge and agree that such provisions shall survive for the twelve (12) month period following the date hereof. Such provisions are set forth in the attached EXHIBIT A.

     1.3 EMPLOYMENT AGREEMENT TERMINATED. This Agreement supersedes any other agreements relating to the Executive's employment or severance, including without limitation the Employment Agreement.

     1.4 PRESS RELEASE. The Company and the Executive shall issue a joint press release announcing the Executive's resignation in a form substantially similar to the press release attached hereto as EXHIBIT B.

     1.5 NON DISPARAGEMENT. Executive agrees to refrain from making any defamatory or disparaging remarks about the Company or any of its officers, directors, employees, lenders, preferred stockholders, products or services to any person or persons. The Company agrees, and agrees to cause its officers, directors, lenders and employees, to refrain from making any defamatory or disparaging remarks about Executive to any person or persons.

                                   ARTICLE II
                               SEVERANCE BENEFITS

     2.1 SEVERANCE PAYMENTS. Upon the execution hereof, the Executive shall receive an initial severance payment in the amount of One Hundred Seventy Five Thousand Dollars ($175,000.00). Thereafter, the Executive shall receive severance payments totaling an additional Seventy Five Thousand Dollars ($75,000.00), payable in equal installments over the six (6) months following the date hereof, such payments to be made on the Company's regular

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payroll dates. All severance payments described herein shall be paid on a 1099 basis. The Executive shall be responsible to pay all taxes required to be withheld in connection therewith, including all applicable federal, state and local income taxes and shall indemnify the Company from any claims in connection with any claim relating to the Executive's failure to pay such taxes. In the event that either (i) the Company fails to make any payment due hereunder to Executive within five (5) days of its due date or (ii) Executive is removed from the Board of Directors without cause , then the Company shall immediately make a lump sum payment to Executive of all remaining payments due to Executive under this Section 2.1.

     2.2 HEALTH INSURANCE. The Company shall continue to provide the Executive with family health and dental insurance coverage under the Company's existing insurance plans for the twelve (12) months following the date hereof.

     2.3 INSURANCE; INDEMNITY. The Company shall continue in full force and effect Directors' and Officers' insurance for the benefit of its past and current directors and officers, including the Executive for a period of two years after the date hereof. The Company shall not amend its charter or bylaws in any manner which would reduce the Company's indemnity obligations to its directors and officers for a period of two years after the date hereof.

                                   ARTICLE III
             CONSULTING SERVICES, BUSINESS ACQUISITIONS AND DIRECTOR

     3.1 CONSULTATION. Provided the Company is current in its severance and other obligations hereunder, at the Company's reasonable request, the Executive shall from time to time provide corporate development consultation and advice, provided that (i) any such consultation shall at no time exceed ten (10) hours per month and (ii) the Executive shall provide such services from the Company's Wall, New Jersey office (the "Wall Office") or via telephone. During the six (6) months following the date hereof, the Company agrees to allow Executive continued use of his business and personal e-mail accounts (mark@thebiz.net, mmunro@thebiz.net, susan@thebiz.net and smunro@thebiz.net) with the Company at no charge and the Company shall refrain from interfering in any way with such accounts.

     3.2 BUSINESS ACQUISITIONS. In addition to all other compensation and payment provided to the Executive pursuant to this Agreement, the Executive shall receive a fee equal to 1.5% of the acquisition price of any future consummated business/merger acquisition transactions referred to the Company by the Executive, including without limitation transactions relating to Applied Theory and Duro; provided however that the Company shall be entitled to a credit against such fees for the severance payments made to the Executive under Section
2.1 and provided such referrals are made to the Company in writing, the Company accepts such referral as a qualifying referral and that the Company would not have otherwise been aware of such referrals . In connection with such services, the Company shall agree to enter into an M&A Advisory agreement with the Executive on terms mutually acceptable to the Company and the Executive for a one year period.

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     3.3  DIRECTOR. The Executive shall remain a director of the Company during
2002. In the event that the Executive is elected to continue to serve as a director during fiscal year 2003, the Company shall provide the Executive with Non-Employee Director compensation and expense reimbursement same as other non-employee directors.

                                   ARTICLE IV
                           OFFICE SPACE AND FURNITURE

     4.1 WALL, NEW JERSEY OFFICE. For so long as the Company maintains the Wall NJ office, the Executive shall have full use of and access to such space at no charge, provided such use is consistent with the current use pattern. In the event that the Company plans to exit the space, it will offer the Executive the opportunity to assume the lease on the space on similar terms to the existing lease so long as the Company is relieved of any further liability or obligation to the landlord.

     4.2 FURNITURE. Contemporaneously with the execution hereof, the Company shall execute the bill of sale in the form attached hereto as EXHIBIT C, pursuant to which the Company shall sell, transfer, convey, assign, and deliver to the Executive all of the furniture, equipment (the "Assets") located at the Wall Office free and clear of all liens; provided, however, that during the period in which the Company occupies the Wall Office and pays rent for such space, the Company shall share use of the Assets except the Executive's personal office furniture and computer. The parties agree that the value of the Assets is $1,500 and the Executive shall be responsible for any income tax in connection with such transfer.

                                    ARTICLE V
                               GENERAL PROVISIONS

     5.1 NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to the Executive at his address as listed in the Company's payroll records with a copy in each instance to Duffy & Sweeney, LTD, One Turks Head Place, Suite 1200, Providence RI 02903, Attn: Michael F. Sweeney, Esq. Any payments made by the Company to the Executive under the terms of this Agreement shall be delivered to the Executive either in person or at his address as listed in the Company's payroll records.

     5.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

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     5.3  WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     5.4 COMPLETE AGREEMENT. This Agreement, together with all Exhibits hereto, constitutes the entire agreement between the Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to the Executive's termination of employment. It is entered into without reliance on any promise or representation other than those expressly contained herein.

     5.5 AMENDMENT. This Agreement may be amended only upon the mutual written consent of the Company and the Executive.

     5.6 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     5.7. HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     5.8. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that the Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without written consent of the Company, which consent shall not be withheld unreasonably.

     5.9 GOVERNING LAW; ARBITRATION. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by the laws of the State of Delaware. Any dispute regarding this Agreement shall be resolved by binding arbitration pursuant to the rules and procedures of the American Arbitration Association and such arbitration shall be held within a thirty (30) mile radius of Wall, New Jersey. The arbitrator(s) shall award attorney's fees and costs to the prevailing party in any arbitration.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.



                                         /s/ Mark E. Munro
                                         -----------------------------------
                                         Mark E. Munro



                                         BiznessOnline.com, Inc.



                                         By:    /s/ Daniel J. Sullivan
                                            --------------------------------
                                         Title: CFO
                                               -----------------------------

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                                   EXHIBIT A*

*The Executive is referred to as "Employee" in this Exhibit.

     6. CONFIDENTIALITY AND NON-DISCLOSURE. Employee recognizes and acknowledges that during the Employment Period and while serving as a director he will have access to certain confidential information relating to the Company and its affiliates, including, but not limited to, operational policies, financial information, marketing information, personnel information, trade secrets, customer information (including customer lists), and pricing and cost policies, that are valuable, special and unique assets of the Company (collectively, "Confidential Information"). Employee agrees that he will not use or disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except as is required in the course of performing his duties hereunder unless (i) such information becomes known to the public generally through no breach by Employee of this covenant or (ii) disclosure is required by law or any governmental authority or is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to this clause (ii), Employee shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure. Employee agrees that for all three following mentioned periods, (i) during the Employment Period, and (ii) for a period of twelve (12) months after the termination of his employment, Employee will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Employee's duties, any Confidential Information, that Employee may have or may acquire (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) during the term of this Agreement. The covenants contained in this Section 6 shall survive for the Employment Period and for a period of twelve (12) months thereafter; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Employee's obligations of confidentiality and non-disclosure as set forth in this Section 6 shall continue to survive after the applicable period above to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

     7. NON-COMPETITION. Employee expressly covenants and agrees that for the Employment Period and for a period of twelve (12) months after his resignation from both Employment and directorship, he shall not, directly or indirectly, seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company (as such terms are hereafter defined). For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or partly, in the business of selling voice and data communications services; the "Restricted Territory" means each state of the United States of America in which the Company and/or its affiliates transacts business during the Employment Period; a "Competitive Position" means any employment, consultancy or officer with any Competitor of the Company whereby Employee will use or is likely to use any Confidential Information, or whereby Employee has duties for such Competitor that are the same or substantially similar to those actually performed by Employee pursuant to the terms hereof.

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Nothing contained in this Section 7 is intended to prevent Employee from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market or any corporation engaged, wholly or partly, in the sale of telecommunications products or services; provided, however, that Employee and members of his immediate family shall not, directly or indirectly, hold more than a total of three percent (3%) of all issued and outstanding stock or other securities of any such corporation.

     8.   NON-SOLICITATION.

          8.1 NON-SOLICITATION OF CUSTOMERS AND VENDORS. Employee agrees that he will not take any customer lists of the Company after leaving his employ and that he will, for the Employment Period and for a period of twelve (12) months after his resignation from both employment and directorship, (i) refrain from soliciting or attempting to solicit directly or by assisting others, any business from any of the Company's customers, including actively sought prospective customers, with whom Employee had "material contact" during the employment for purposes of providing products or services or (ii) refrain from interfering with any of the Company's agency, supplier or vendor relationships.

          8.2 NON-SOLICITATION OF EMPLOYEES. Employee agrees that he will, for the Employment Period and for a period of twelve (12) months after his resignation from both employment and directorship, refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee of the Company who is employed by the Company or any successor or affiliate of the Company as of the date of this Agreement.

                                        8
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                                    EXHIBIT B

                               JOINT PRESS RELEASE

                                        9
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                                    EXHIBIT C

                                  BILL OF SALE

     BiznessOnline.com, Inc., a Delaware corporation (the "Seller"), for One Dollar ($1.00) and other valuable consideration paid by Mark E. Munro (the "Buyer"), the receipt and sufficiency of which is hereby acknowledged, hereby sells, transfers, assigns and delivers to the Buyer the assets of the Seller as more particularly described on the attached SCHEDULE 1 (the "Assets").

     TO HAVE AND TO HOLD all and singular the Assets to the Buyer, its successors and assigns to their own use and behoove forever.

     The Seller, for itself and its successors and assigns, hereby covenants with the Buyer, its successors and assigns, that the Seller is the lawful owner of the Assets, that the Assets, upon the consent and release of its senior lender, will be free from all liens, claims and encumbrances, that the Seller has good right to sell the same as aforesaid, and that the Seller will warrant and defend the same against the claims and demands of all persons.

     IN WITNESS WHEREOF, the Seller has executed this instrument this __ day of July, 2002.

                                     BiznessOnline.com, Inc.



                                     By:
                                         ---------------------------------
                                     Title:
                                            ------------------------------

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                                   SCHEDULE 1



     1                                 Lap Top
     1                Printer - Cannon PC 1060
                           Nortel Phone System
                                        Router
     2                      desk top computers
     3                                printers
       Serial Number USCC126842
       Serial Number JPDD104557
       Serial Number USCC033199
     1                   conference room table
     1                bulletin/dry erase board
     1                         dry erase board

     1       2-piece reception desk with hutch

     1                    1 waiting room table

     4                            2-piece desk

     3                            3-piece desk

     2                                credenza

     1                             round table

     3                       2-piece gray desk

     3                      small file cabinet

     6                      large file cabinet


     5                       small desk chairs
     3                     green waiting chair
     3                    maroon waiting chair
     6                leather executive chairs
     4                    green leather chairs
     2           green leather executive chair

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                                     CONSENT

     WHEREAS, MCG Capital Corporation (as assignee of MCG Finance Corporation) has extended certain loans to BiznessOnline.com, Inc., a Delaware corporation (the "Company") pursuant to that certain Credit Facility Agreement dated as of March 16, 2000 (as amended and modified prior to the date hereof, including as amended by that certain Amendment Number One to BiznessOnline.com, Inc. Loan Documents dated as of December 13, 2000 and that certain Amendment Number Two to BiznessOnline.com, Inc. Loan Documents dated as of December 31, 2001;

     WHEREAS, MCG Capital Corporation and MCG Finance I LLC (f/k/a MCG Finance Corporation) are the owners of a certain number of shares of the Company's stock;

     NOW THEREFORE, each of the undersigned on its own behalf and on behalf of their respective affiliates, in its capacity as a lender and in its capacity as stockholder of the Company hereby (i) consents to the Company's execution and delivery of that certain Severance and Mutual Release Agreement between the Company and Mark E. Munro (the "Munro Agreement")of even date herewith and the transactions contemplated thereby; (ii) consents to the Company's execution and delivery of that certain Severance and Mutual Release Agreement between the Company and Daniel J. Sullivan of even date herewith and the transactions contemplated thereby; (iii) to the extent necessary, agrees that it will not vote its shares of capital stock of the Company against such agreement and the transactions contemplated thereby and (iv) authorizes the Company to file UCC-3 termination statements to release MCG's liens on the Company's assets being transferred to Mark Munro pursuant to Section 4.2 of the Munro Agreement provided that the form and content of such termination statement is cleared with MCG in advance of filing.

     IN WITNESS WHEREOF, the undersigned has execute this consent as of the __ day of August, 2002.

                                     MCG Capital Corporation



                                     By:
                                         -------------------------------
                                     Title:
                                            ----------------------------



                                     MCG Finance Corporation



                                     By:
                                         -------------------------------
                                     Title:
                                            ----------------------------


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